Exhibit J

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ECONOVATION, LLC

Table of Contents

Section 1.	Definitions	2
Section 2.	Organizational Matters	4
(a)	Name	4
(b)	Effectiveness of this Agreement	5
(c)	Term	5
(d)	Certificates	5
(e)	Purpose	5
(f)	Powers	5
(g)	Principal Business Office	5
(h)	Registered Office	5
(i)	Registered Agent	5
(j)	Limited Liability	5
Section 3.	Members	5
(a)	Names and Mailing Addresses of Members	5
(b)	Admission of Additional Members	6
(c)	No Restricted SPV Investor	6
(d)	Acknowledgments and Representations of the Minority Member	6
(e)	Further Assurances	7
Section 4.	Capital Contributions	7
(a)	Majority Member	7
(b)	Minority Member	7
(c)	Schedule A	7
(d)	Additional Capital Contributions	7
(e)	Capital Accounts	8
Section 5.	Terms of the Membership Interests	8
(a)	Class A Common Membership Interests	8
(b)	Class B Membership Interests	8
(c)	Preferred Membership Interests	9
(d)	Distributions	12
Section 6.	Governance and Management	12
(a)	Board of Managers Powers	12
(b)	Authorization of Certain Actions	12
(c)	Members Do Not Participate in Management	12
(d)	Composition of Board of Managers	12
(e)	Removal; Resignation; Vacancies	13
(f)	Meetings	13
(g)	Notice of Meetings	13
(h)	Quorum	13

i

(i)	Board of Managers Action Without a Meeting by Written Consent	14
(j)	Disclaimer of Fiduciary Duties	14
(k)	Actions Requiring Unanimous Approval of the Board of Managers	14
(l)	Treatment of the Bloom Shares	14
(m)	Officers	15
Section 7.	Restrictions on Transfer	15
(a)	General Restriction	15
(b)	Permitted Transfers	16
Section 8.	Bankruptcy, Dissolution and Withdrawal	16
(a)	Effect of Bankruptcy or Dissolution of a Member	16
(b)	Dissolution	16
(c)	Effect of Dissolution	16
(d)	Withdrawal	17
Section 9.	Accounting Matters	17
(a)	Fiscal Year	17
(b)	Books and Records	17
(c)	Financial Statements	18
Section 10.	Tax Matters	17
(a)	Capital Accounts	17
(b)	Allocations of Profits and Loss	17
(c)	Tax and Accounting Elections	18
(d)	Tax Returns	18
(e)	Tax Controversies	18
(f)	Partnership Tax Treatment	19
(g)	Partnership Representative Election	19
(h)	Withholding or Other Payments	19
(i)	Tax Limit	19
Section 11.	Exculpation and Indemnification	19
(a)	Exculpation	19
(b)	Indemnity	20
(c)	Non-Exclusive Indemnity	20
Section 12.	Miscellaneous Provisions	20
(a)	Entire Agreement	20
(b)	Governing Law, Personal Jurisdiction and Venue	20
(c)	Waiver of Jury Trial	21
(d)	Waivers	21
(e)	Expenses	21
(f)	Amendments	21
(g)	Notices	21
(h)	Successors; Third-Party Beneficiaries	21
(i)	Headings	21
(j)	Severability of Provisions	21
(k)	Counterparts and E-Signature	21

ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ECONOVATION, LLC

This Amended and Restated Limited Liability Company Agreement (as amended or restated from time to time, this “Agreement”) of Econovation, LLC (the “Company”) is entered into as of March 24, 2023 (the “Effective Date”), by SK ecoplant Co., Ltd. (“SK” and in its capacity as a Member, the “Majority Member”) and Blooming Green Energy Limited (the “SPC,” and in its capacity as a Member, the “Minority Member” and, together with the Majority Member, the “Members,” and each a “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).

BACKGROUND

1. SK caused a Certificate of Formation of the Company to be filed with the Secretary of State of the State of Delaware on November 9, 2022 (the “Certificate of Formation”) and entered into a Limited Liability Agreement of the Company on November 15, 2022 (the “Prior LLC Agreement”), as the sole Member.

2. SK entered into Amendments to Securities Purchase Agreement and Investor Agreement on March 20, 2023, and paid $310,957,102 to Bloom Energy Corporation (“Bloom”) for the acquisition of 13,491,701 shares of Series B Redeemable Convertible Preferred Stock of Bloom (the “Bloom Preferred Shares”), which shall be convertible into a like number of Class A Common Stock of Bloom (the “Bloom Common Shares” and together with the Bloom Preferred Shares, the applicable “Bloom Shares”) by no later than the date that is six months after the date the Bloom Preferred Shares are issued. A total amount of $311,957,202, which includes the foregoing purchase price, $1,000,000 for the operational and other out-of-pocket expenses of SK incurred in connection with its capital contribution and related expenses, and $100 for SK’s initial capital contribution to the Company for 1,000 Common Membership Interests pursuant to the Prior LLC Agreement) shall be treated as a deemed capital contribution to the Company, in exchange for the Company crediting the Majority Member with 13,491,701 Class A Common Membership Interests (the “Class A Common Membership Interests”).

3. SK, the Company, the SPC and ESG Blooming Private Equity Fund entered into the Securities Purchase Agreement, dated as of March 9, 2023, and as amended and restated on March 24, 2023 (as so amended and restated, the “SPA”), whereby the SPC has agreed to purchase from SK the number of Class A Common Membership Interests of the Company agreed upon between SK and the SPC, in one or two closings, but in no event more than 6,610,934 Class A Common Membership Interests. As a result of the above, the SPC will purchase Class A Common Membership Interests of the Company (the “First Common Membership Interests”) at the First Closing (as defined in the SPA), which will then be automatically exchanged under the terms of this Agreement for a like number Redeemable Convertible Preferred Membership Interests, in each case, as determined in connection with such First Closing under the SPA. Upon consummation of the First Closing, the SPC may purchase additional Class A Common Membership Interests at the Second Closing (as defined in the SPA) up to the maximum allowed to be purchased by the SPC (6,610,934 Class A Common Membership Interests) under the terms set forth in the SPA.

4. As of the date hereof, SK, the SPC and the Company are entering into the Members Agreement to set forth the terms, conditions and other provisions of the sale of Bloom Shares and other matters (the “Members Agreement”).

5. For the sake of clarity, Schedule A reflects the ownership interest and other matters of the Company as of the date of this Agreement, and Schedule A Prime illustrates the ownership interests and other matters after giving effect to the SPC purchasing the maximum number of Class A Membership Interests from SK under the SPA.

6. In connection with the above, the Majority Member, SPC and the Company desire to amend and restate the Prior LLC Agreement to set forth certain the agreements with respect to the business and management of the Company.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Capitalized terms have the meaning given to them below in this Section, in the Agreement below or in the Members Agreement if not otherwise defined in this Agreement.

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

“Bloom” has the meaning given to it in the Background section

“Bloom Common Shares” has the meaning given to it in the Background section.

“Bloom Preferred Shares” has the meaning given to it in the Background section.

“Bloom Shares” has the meaning given to it in the Background section. For the avoidance of doubt, references to “applicable Bloom Shares” means the Bloom Preferred Shares or, once such Bloom Preferred Shares are converted into Bloom Common Shares, the Bloom Common Shares.

“Bloom SPA” means the Securities Purchase Agreement dated as of October 23, 2021, and as amended on March 20, 2023, between SK and Bloom.

“Board of Managers” has meaning given to it in Section 6(a).

“Business Day” means any day commercial banks are open for business (meaning any day other than a Saturday, Sunday, or public bank holidays) in New York State and Korea and that is not a government holiday.

“Class A Common Membership Interests” has the meaning given to it in the Background section.

“Certificate of Formation” has the meaning given to it in the Background section.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Expenses” means all costs and expenses relating to the Company’s activities, investments and business, including (a) legal, accounting, auditing, consulting, escrow, custodial and other fees and expenses (including expenses associated with the preparation of Company financial statements, tax returns and forms K-1), (b) costs, expenses and liabilities of the Company (including the cost of any insurance obtained and any litigation and indemnification costs and expenses, judgments and settlements), (c) any taxes, fees and other governmental charges levied against the Company and (d) any expenses incurred in connection with the organization and funding of the Company and the Manager.

“Conversion Event” has the meaning given to it in Section 5(c)(v).

“Distribution Base Date” has the meaning given to it in the Members Agreement.

“First Closing” has the meaning given to it in the SPA.

“First Common Membership Interests” has the meaning given to it in the Background section

“Fiscal Year” has the meaning given to it in Section 9(a).

“Government Authority” has the meaning given to it in the Members Agreement as of the date hereof.

“Indemnified Party” has the meaning given to it in Section 11(b).

“Investor Agreement” means the Investor Agreement dated as of December 29, 2021, and as amended on March 20, 2023, between SK and Bloom.

“Korea” means the Republic of Korea.

“Manager” has the meaning given to it in Section 6(a).

“Maturity Date” means the date that is on the third anniversary of the date the Company acquires the Bloom Preferred Shares, which will be extended in perpetuity unless the Preferred Membership Interests have been earlier redeemed or converted.

“Membership Interests” means, as the case may be, the Class A Common Membership Interests, Class B Common Membership Interests and the Preferred Membership Interests.

“Officer” has the meaning given to it in Section 6(m).

“Partnership Representative” means the “partnership representative” of the Company under Section 6223 of the Code, and under any analogous provision of U.S. state or local law.

“Percentage Interest” means the percentage of the applicable Membership Interest of each Member in the Company as set forth on Schedule A attached hereto, as adjusted from time to time as required or permitted by the provisions of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Government Authority, unincorporated organization, trust, association or other entity.

“Preferred Membership Interests” means the Redeemable Convertible Preferred Membership Interests of the Company.

“Prior LLC Agreement” has the meaning given to it in the Background section.

“Proportionate Shares” means SK Proportionate Shares for the Majority Member, and SPC Proportionate Shares for the Minority Member.

“Restricted SPV Investor” has the meaning given to it in the Bloom SPA.

“Reversion Date” has the meaning given to it in Section 5(b)(iii).

“Reversion Event” has the meaning given to it in Section 5(b)(iii).

“Second Closing” has the meaning given to it in the SPA.

“SK Proportionate Shares” shall mean the Bloom Shares proportionate to the Majority Member’s Percentage Interest.

“SPC Proportionate Shares” means the Bloom Shares proportionate to the Minority Member’s Percentage Interest.

“Transfer” shall mean a sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposal, both direct and indirect, of, either voluntarily or involuntarily, by operation of law or otherwise, or entering into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Percentage Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Percentage Interest owned by a Person.

“Transferee” shall have the meaning given to it in Section 7(a).

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

Section 2. Organizational Matters.

(a) Name. The name of the limited liability company governed hereby is “Econovation, LLC”.

(b) Effectiveness of this Agreement. This Agreement shall be effective on the due execution and delivery hereof by the Members and the First Closing.

(c) Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company and shall continue perpetually until dissolution or winding up of the Company in accordance Section 8 or as otherwise provided by law.

(d) Certificates. The Certificate of Formation of the Company was duly filed with the Secretary of State of the State of Delaware on November 9, 2022. Hereafter, the Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(e) Purpose. The purpose for which the Company was formed is to hold the investment in the applicable Bloom Shares and to manage that investment pursuant to the terms of this Agreement and the Members Agreement.

(f) Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

(g) Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, 19 Yulgok-ro 2-Gil, Jongno-gu, Seoul, Korea 03149. The Manager may hereafter change the address of the principal office or designate such other principal offices from time to time by giving written notice to the Members.

(h) Registered Office. The address of the registered office of the Company in the State of Delaware is: c/o Corporation Trust Company, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801.

(i) Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is: c/o Corporation Trust Company, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801.

(j) Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, any Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity in excess of their respective capital contributions.

Section 3. Members.

(a) Names and Mailing Addresses of Members. The names and the mailing addresses of the Members are as set forth in Schedule A hereto, which may be amended from time to time to include new Members in accordance with Section 4(c) below.

(b) Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the unanimous written consent of the existing Members, provided that such prospective new Members and their investors or limited partners are not Restricted SPV Investors.

(c) No Restricted SPV Investor. No Member, SKS Private Equity Co., Ltd. as General Partner of the SPC, or their limited partners or equivalent investors, may be or become a Restricted SPV Investor, except the entities whose investment in Bloom has been agreed upon or waived in advance by Bloom.

(d) Acknowledgments and Representations of the Minority Member. The Minority Member hereby acknowledges and agrees with the following:

(i)	Compliance with Investor Agreement. The Company is required to comply with the applicable provisions of the Investor Agreement, including the following:

(A)	the standstill provisions of Section 2 thereof;

(B)	the lock-up and restrictions on disposition of Section 3 thereof; and

(C)	the voting agreement of Section 4 thereof, to which the Minority Member consents to the action of the Majority Member in connection therewith.

In connection with the Investor Agreement, the Minority Member hereby agrees not to take any action that would cause the Company or SK to not be in compliance with the Investor Agreement.

(ii)	SK’s Retention of Bloom Board of Directors Designation Right. Notwithstanding the assignment of SK’s rights under the Investor Agreement to the Company, SK will retain the right to designate its own designee to the Board of Directors of Bloom in accordance with Section 5 of the Investor Agreement. In this regard, the Minority Member and the Manager(s) appointed by the Minority Member expressly acknowledge that they shall not participate in the management or appointment of any director of Bloom in any manner.

(iii)	Information Wall. None of the Majority Member, nor the Majority Member Managers shall disclose any information to the Company, the Minority Member or the Minority Member Managers that constitutes “material non-public information” (within the meaning of U.S. federal securities laws), provided, however, that the Majority Member Managers will use its commercially reasonable efforts to arrange, upon request by the Minority Member Managers, a due diligence session with officers of Bloom in order to permit them to ask customary and reasonable questions, in light of the fact that Bloom is a public, listed company in the United States.

(iv)	Continued Compliance. No Member may purchase securities or engage in any other activity that would cause the Company to be in violation of applicable United States laws or regulations, and each Member shall provide written notice (with a reasonably detailed summary) of any such violation to the Company and the other Member(s) upon awareness of any facts or situation that provides it with knowledge of such violation.

(e) Further Assurances. Each of the parties to this Agreement agree to cooperate with each other to give effect to the purpose and provisions of this Agreement.

Section 4. Capital Contributions.

(a) Majority Member. In connection with the closing of the purchase of the Bloom Preferred Shares, SK will become a Member of the Company due to SK, after the date of this Agreement, paying to Bloom $310,957,102 for the Bloom Preferred Shares and directing Bloom to issue the Bloom Preferred Shares to the Company, and a total amount of $311,957,202 (which includes the foregoing purchase price, $1,000,000 for the operational and other out-of-pocket expenses of SK incurred in connection with its capital contribution and related expenses, and $100 for SK’s initial capital contribution to the Company for 1,000 Common Membership Interests pursuant to the Prior LLC Agreement) will be treated as a capital contribution to the Company. As a result thereof, the Majority Member will be credited with 13,491,701 Class A Common Membership Interests.

(b) Minority Member. In connection with the First Closing, pursuant to the SPA and this Agreement, the SPC will purchase the First Common Membership Interests from the Majority Member, which will be automatically exchanged for the same number of Preferred Membership Interests hereunder. The payment of the purchase price by the SPC will be deemed to be a capital contribution by the SPC to the Company. In connection with the First Closing and also the Second Closing, if any, under the SPA, the parties hereto shall modify Schedule A as contemplated by paragraph (c) of this Section to reflect the Second Closing.

(c) Schedule A. Schedule A sets forth the initial capital contributions and Percentage Interest of each Member as of the date of this Agreement. Schedule A may be adjusted from time to time by the Managers to give effect to the First Closing and Second Closing, if any, pursuant to which the Minority Member will and may purchase Common Membership Interests from the Majority Member, and any redemptions, conversions, transfers or other changes of Membership Interests. In this regard, Schedule A Prime illustrates for the sake of clarity the matters set forth therein after giving effect to the SPC purchasing the maximum number of Class A Membership Interests from SK under the SPA.

(d) Additional Capital Contributions. The Members are not required to make capital contributions to the Company in excess of that set forth in Schedule A attached hereto, which may be amended from time to time as contemplated by Section 4(c). For the avoidance of doubt, the Minority Member may make additional capital contributions in connection with the Second Closing.

(e) Capital Accounts. The capital account of each Member shall be established as of the date of this Agreement based on Schedule A, which may be modified from time to time as contemplated by Section 4(c), the Members’ capital contributions and any dividends, distributions, redemptions or other payments, and in accordance with the Members Agreement.

Section 5. Terms of the Membership Interests.

(a) Class A Common Membership Interests.

(i)	Voting Rights. Each Class A Common Membership Interest will carry one vote on all matters submitted to the holders of the Membership Interests.

(ii)	Dividends on Class A Common Membership Interests. Dividends on the Class A Common Membership Interests may be paid when, as and if declared by the Board of Managers, on a non-participating and non-cumulative basis; provided that no payment of dividends on the Class A Common Membership Interests shall be permitted until dividends are fully paid on the Preferred Membership Interests pursuant to Section 5(c)(iii), except with respect to the dividends paid by Bloom on its Stock pursuant to Section 5(a)(iv) or otherwise decided by unanimous consent of all Managers.

(iii)	Distributions on Class A Common Membership Interests. Distributions on Class A Common Membership Interests shall be paid as set forth according to the terms of the Members Agreement.

(iv)	Bloom Dividends. In the event that Bloom pays a dividend on its Stock, then the holder of Class A Common Membership Interests shall be entitled to its Percentage Interest of the dividend paid on the applicable Bloom Shares owned the Company. The Company shall pay such holder its portion of the dividend promptly upon receipt.

(v)	No Redemption or Conversion. The Class A Common Membership Interests shall not be subject to mandatory redemption or conversion, except with respect to redemptions contemplated by this Agreement or the Members Agreement.

(b) Class B Membership Interests.

(i)	Voting Rights. Each Class B Common Membership Interest, if issued, will carry five votes on all matters submitted to the holders of the Membership Interests.

(ii)	Terms. All terms of Class B Membership Interests other than the voting rights as set forth in clause (i) above, shall be identical to those of Class A Membership Interests as set forth in Section 5(a)(ii) through 5(a)(v).

(iii)	Reversion Event. Unless the Company has been earlier liquidated or been dissolved and if none of the Bloom Shares have been sold or no action has been taken to commence such sale despite the best efforts of the Company, the Class B Membership Interests will automatically be exchanged for an equal number of Class A Membership Interests on the date that is 40 Business Days after the date the Class B Membership Interests are issued (as extended to the extent necessary if additional approvals or filings need to be completed) after the date of the Conversion Event contemplated by clause (v) below (the “Reversion Date”), except for causes beyond the control of any party to this Agreement including the suspension of trading of the Bloom Shares, in which event the days during which such causes are ongoing shall not be counted towards the Reversion Date (such exchange, the “Reversion Event”). As a result therefor, Schedule A will be adjusted accordingly.

(c) Preferred Membership Interests.

(i)	Voting Rights. Each Preferred Membership Interest will carry one vote on all matters submitted to the holders of the Membership Interests.

(ii)	Dividends on Preferred Membership Interests. Dividends on the Preferred Membership Interests may be paid when, as and if declared by the Board of Managers, on a non-participating and non-cumulative basis with priority over all other classes of Membership Interests (except the dividends paid by Bloom on its Stock pursuant to Section 5(c)(vi))or otherwise decided by unanimous consent of all Managers.

(iii)	Redemption of Preferred Membership Interests. The Preferred Membership Interests may be redeemed until the Maturity Date in accordance with the terms of the Members Agreement, subject to the terms and procedures for redemption set forth in Section 5(c)(iv) below upon resolution by the Board of Managers.

(iv)	Terms of Redemption of Preferred Membership Interests. The Preferred Membership Interests may be redeemed as follows subject to approval by a resolution of the Board of Managers:

(A)	Disposal of SPC Proportionate Shares. Pursuant to Article 4.2 of the Members Agreement, if the Minority Member causes the Company to dispose of SPC Proportionate Shares, then the Company may redeem the number of Minority Member’s Preferred Membership Interests equal to the number of SPC Proportionate Shares that were disposed of at a redemption price equal to the amount received by the Company from the sale of the SPC Proportionate Shares.

(B)	ROFO. If the Majority Member exercises its ROFO for the SPC Proportionate Share pursuant to Article 4.2 of the Members Agreement, then the Company may redeem the number of Minority Member’s Preferred Membership Interests equal to the number of SPC Proportionate Shares that were sold at a redemption price equal to the purchase price received by the Company from the Majority Member or a third party designated by the Majority Member.

(C)	Drag-Along Proposal. Pursuant to Article 4.3 of the Members Agreement, if the Majority Member delivers a Drag-along Proposal to the Minority Member and the disposal of Drag-along Proposal Shares is effected upon the agreement of the Members, then the Company may redeem the number of Minority Member’s Preferred Membership Interests equal to the number of SPC Proportionate Shares that were disposed of at a redemption price equal to the purchase price received by the Company for the SPC Proportionate Shares that have been actually disposed of according to such Drag-along Proposal.

(D)	Disposal of SPC Proportionate Shares. Upon disposal of SPC Proportionate Shares at or above the Minimum Price Non-applying Disposal upon Maturity pursuant to Article 6.2 of the Members Agreement, then the Company may redeem the number of Minority Member’s Preferred Membership Interests equal to the number of SPC Proportionate Shares that were disposed of at a redemption price equal to (i) the purchase price received by the Company for the SPC Proportionate Shares that have actually been disposed, or, (ii) if the Majority Member has exercised or exercises its ROFO for the SPC Proportionate Shares pursuant to Article 6.2 of the Members Agreement, the purchase price received by the Company from the Majority Member or a third party designated by the Majority Member.

(E)	Disposal upon Distribution Base Date. Pursuant to Article 6.1 of the Members Agreement, if Company engages in a Disposal upon Distribution Base Date, then the Company may redeem the number of Minority Member’s Preferred Membership Interests equal to the number of SPC Proportionate Shares sold by Disposal upon Maturity at a redemption price equal to the assets distributed to the Minority Member pursuant to Articles 7.1(1) of the Members Agreement.

(F)	Notice of Redemption. Prior to the date fixed for any redemption of Preferred Membership Interests, the Company shall deliver written notice thereof to Majority member and Minority Member at least one Business Day prior to such redemption date.

(G)	Fractional Shares. To the extent that the sale of applicable Bloom Shares in connection with a redemption will involve the sale or receipt of fractional shares, the amount deemed to have been received will be rounded down to the nearest whole share.

(H)	Consequences of Redemption.

(A)	In connection with any redemption of Preferred Membership Interests, Schedule A and the Minority Member’s Percentage Interest shall be correspondingly modified.

(B)	If all of the Minority Member’s Preferred Membership Interests are or have been redeemed, then the SPC will no longer be a Member.

(v)	Conversion. On or after the third anniversary of the date the Company acquires the Bloom Preferred Shares, which date may be extended by one year upon agreement between the Members, the Minority Member may exercise its right to convert all, but not less than all, of its Preferred Membership Interests that are then owned by the Minority Member for the same number of Class B Membership Interests upon written notice to the Company and the Majority Member. Unless otherwise agreed between the Members, the conversion shall be effective on the 20th Business Day after the date the Minority Member delivers notice of exercise of the conversion right (as extended to the extent necessary if additional approvals or filings need to be completed). On the date of the actual conversion (the “Conversion Event”), the Company will issue such Class B Membership Interests for such Preferred Membership Interests. As a result therefor, Schedule A will be adjusted as contemplated by Section 4(c).

(vi)	Bloom Dividends. In the event that Bloom pays a dividend on its stock, then the holder of Preferred Membership Interests shall be entitled to its Percentage Interest of the dividend paid on the applicable Bloom Shares owned the Company. The Company shall pay such holder its portion of the dividend promptly upon receipt.

(d) Distributions.

(i)	Distributions. Distributions shall be made to the Members at such times and in such amounts as set forth in the Members Agreement, subject to the Board of Manager’s approval.

(ii)	Restriction. Notwithstanding any provision to the contrary contained in this Agreement of the Members Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company or redeem any Membership Interests if such distribution or redemption would violate the Act, the common law of the State of Delaware or other applicable law.

Section 6. Governance and Management.

(a) Board of Managers Powers. A Board of Managers of the Company (the “Board of Managers”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of paragraph (d) below. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board of Managers, and the Board of Managers shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company; provided however, that the Members may decide to take certain actions for the Company as contemplated by Section 6(j) below.

(b) Authorization of Certain Actions. The Board of Managers, at its discretion, may approve any disposition or other Transfer of applicable Bloom Shares, redemption or other payment on the Membership Interests. Notwithstanding Section 6(f) below, any such approval may occur immediately before or simultaneously with any such action.

(c) Members Do Not Participate in Management. No Member shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Company except those expressly granted to it by the terms of this Agreement, Members Agreement, or those conferred on it by law.

(d) Composition of Board of Managers.

(i)	The number of Managers constituting the Board of Managers shall be, at all times, five (5). Initially, the Board of Managers shall be comprised as follows:

(A)	three (3) individuals designated by the Majority Member (each, a “Majority Member Manager”); and

(B)	two (2) individuals designated by the Minority Member (each, a “Minority Member Manager”),

(ii)	Notwithstanding Section 6(d)(i), in connection with a Conversion Event, the Minority Member shall have the right to designate three (3) individuals to the Board of Managers and the Majority Member shall have the right to designate two (2) individuals to the Board of Managers; provided that, upon a Reversion Event, the composition of the Board of Managers will revert back to that set forth in clause (i) above of this Section.

(iii)	The Majority Member shall also serve as the Managing Member of the Company; provided, however, that (A) upon the Conversion Event, the Minority Member shall become the Managing Member of the Company; and (B) upon a Reversion Event, the Majority Member will once again become the Managing Member.

(e) Removal; Resignation; Vacancies. The Majority Member Manager may be removed at any time, with or without cause, by the Majority Member, provided that, the Minority Member and the Majority Member may effectively exchange the other’s Manager only to the extent necessary to effectuate the change in the composition of the Board of Managers pursuant to Section 6(d)(iii). The Minority Member Manager may be removed at any time, with or without cause, by the Minority Member. Any Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. Following a Manager’s removal, resignation, death, disability or other vacancy, a successor Manager shall be designated by the Majority Member or the Minority Member, with respect to its designated Manager(s) as applicable, as soon as possible.

(f) Meetings. Meetings of the Board of Managers shall be held upon the call of any of the Managers on the date requested by the Manager that called the meeting, with three (3) Business Days (in Korea) notice in advance, unless waived by the Managers. All meetings of the Board of Managers shall be held at the principal office of the Company or at such other place, either within or outside the State of Delaware, as shall be designated by the Manager(s) calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof, provided that no Manager may call such a meeting in person without the consent of all Managers. Managers may participate in a meeting of the Board of Managers by means of conference calls, Zoom calls or similar communications equipment whereby all Managers participating in the meeting can hear each other and participation in a meeting in this manner shall constitute presence in person at the meeting. If a Member makes a written request to convene a meeting of Members, such meeting shall be convened three (3) Business Days from the date of the written request unless otherwise agreed among the parties hereto.

(g) Notice of Meetings. Whenever any notice is required to be given to any Manager under the provisions of this Agreement, including for the calling of meetings as specified in paragraph (f) above, each member of the Board of Managers or Member, as the case may be, will be deemed to have waived the advanced notice requirement by attending such meeting, unless such Person attends the meeting to object to the lack of adequate notice or for the express purposes of objecting to the transaction of any business because the meeting is not lawfully called or convened.

(h) Quorum. At all meetings of the Board of Managers, a majority of Managers then serving shall constitute a quorum for the transaction of business. Unless otherwise provided in this Agreement, the act of a majority of the Managers present at a meeting shall be the act of the Board of Managers. Notwithstanding the foregoing, if vacancies in the Board of Managers cause the number of remaining Managers to be less than quorum, an act of the Board of Managers shall require an approval by all of the remaining Managers.

(i) Board of Managers Action without a Meeting by Written Consent. Any matter that is to be voted on, consented to or approved by the Board of Managers may be taken without a meeting if consented to in writing by the unanimous written consent by all Managers, setting forth the action so taken. A record shall be maintained by the Manager designated by the Majority Member (or the Minority Member in the event that the Minority Member holds more votes than the Majority Member upon conversion of the Preferred Membership Interests) of each such action taken by written consent of the Managers.

(j) Action by Members. Any matter that is to be voted on, consented to or approved by the Board of Managers or the meeting of Members may be taken by the written consent of the Members, with the percentage of vote required corresponding to the vote required at a meeting of the Board of Managers, including with respect to actions contemplated by the Members Agreement.

(k) Disclaimer of Fiduciary Duties. Notwithstanding any other provision of this Agreement, for the avoidance of doubt, any fiduciary duties of each Member are eliminated to the fullest extent permissible by the Act. In performing such duties, each Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case presented or prepared by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other Persons as to matters that the Manager believes to be within such Person’s professional or expert competence, in accordance with Section 18-1101(d) of the Act. Except in the case of fraud or willful misconduct, no Manager or Officer (solely in its capacity as Manager or Officer) shall be liable to the Company or any Member for damages for any act taken or omissions by such Manager or Officer in connection with this Agreement or the conduct of the business of the Company.

(l) Actions Requiring Unanimous Approval of the Board of Managers. Without the unanimous written approval of the Board of Managers, the Company shall not, and shall not enter into any commitment to:

(i)	make material changes to the nature of the Company’s principal business;

(ii)	incur any indebtedness, including by guaranteeing or assuming the obligations of any other person, except for working capital financing not to exceed $100,000 in the aggregate;

(iii)	make any election or otherwise cause the Company to be classified as anything other than a partnership for U.S. federal and applicable state income tax purposes;

(iv)	acquire or dispose of any material assets or property in excess of $100,000 outside of the ordinary course of business;

(v)	acquire, merge with, or purchase substantially all of the assets of, any Person;

(vi)	dissolve, wind up or liquidate the Company;

(vii)	establish a subsidiary or enter into any joint venture or similar business arrangement;

(viii)	settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $100,000 or agree to the provision of any equitable relief by the Company;

(ix)	incur any Company Expenses other than what is ordinarily incurred for limited liability companies of similar nature to the Company; and

(x)	engage in any act that may result in changes to the capital of the Company, other than as contemplated by this Agreement and the Members Agreement.

(m) Treatment of the Applicable Bloom Shares.

(i)	The Company shall not assign, sell, transfer, grant lien on, or otherwise dispose of any of the applicable Bloom Shares in whole or in part except as agreed to among the Members and the Company pursuant to this Agreement and the Members Agreement.

(ii)	Section 2 of the Members Agreement (Separate Management of the Bloom Shares and Exercise of Voting Rights) is hereby incorporated by reference in this Agreement.

(n) Officers. The Majority Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Majority Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this paragraph may be revoked at any time by the Majority Member. Each Officer shall hold office until his or her successor is designated by the Majority Member or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Majority Member. Any Officer may be removed by the Manager at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the Majority Member.

Section 7. Restrictions on Transfer.

(a) General Restriction. No Member shall Transfer all or any portion of its Membership Interests without the written consent of the other Member (which consent may be granted or withheld at the sole discretion of the other Member), except as provided in paragraph (b) below (each such party, a “Transferee”). No Transfer of Membership Interests to a Person who is not a Member shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 3(b). Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, and no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Percentage Interest for all purposes of this Agreement.

(b) Permitted Transfers. The provisions of this Section shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any affiliate that it controls (which control shall be measured by voting power), so long as the Member desiring to effect any Transfer shall comply with the following requirements prior to any such Transfer:

(i)	the proposed Transferee is not a Restricted SPV Investor;

(ii)	the proposed Transfer will comply with all applicable laws, including United States federal securities laws, the United States Federal Power Act of 1920, as amended, the Hart-Scott-Rodino Improvements Act of 1974, as amended, and the United States Investment Company Act of 1940 as amended;

(iii)	the proposed Transferee completes an Investor Questionnaire in the form attached to this Agreement as Annex 1; and

(iv)	the proposed Transferee delivers an Officer’s Certificate as to its compliance with these requirements and causes a law firm that is admitted to practice in New York State to deliver a legal opinion to the same effect.

Section 8. Bankruptcy, Dissolution and Withdrawal.

(a) Effect of Bankruptcy or Dissolution of a Member. The bankruptcy or dissolution of a Member shall not cause the termination or dissolution of the Company, and the business of the Company shall continue, except as set forth in paragraph (b) below.

(b) Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of the Members; (ii) the bankruptcy or withdrawal of the last remaining Member; (iii) the involuntary Transfer, sale, conversion, or other disposition of all or substantially all of the assets of the Company; and (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c) Effect of Dissolution. Unless otherwise provided in this Agreement, upon the dissolution of the Company, the Board of Managers shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Board of Managers shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 5(d), and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation. Upon completion of the winding up of the Company, the Board of Managers shall make all necessary filings required by the Act.

(d) Withdrawal. If all of the Membership Interests of a Member shall have been redeemed, then that Member shall be deemed to have withdrawn from the Company and shall no longer be a Member.

Section 9. Accounting Matters.

(a) Fiscal Year. The fiscal year and taxable year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless a different year is required by Section 706 of the Code.

(b) Books and Records.

(i)	At all times during the existence of the Company, the Company shall cause to be maintained accurate books of account, which shall reflect the Company’s transactions and shall be appropriate and adequate in light of the limited business of the Company, as determined by the Majority Member after consultation with the Minority Member. The books and records of the Company shall be maintained at the principal office of the Company.

(ii)	Upon reasonable advanced notice from a Member, the Company shall afford such Member or its designated representatives access during normal business hours to (i) the records of the Company, including all books and records, minutes of proceedings of the Board of Managers, and to permit each Member and its representatives to examine such documents and make copies thereof or extracts therefrom; and (ii) any Officers and accountants of the Company; provided that if the Company provides or makes available any report or written analysis for any Member, it shall promptly provide or make available such report or analysis to or for the other Member.

(c) Financial Statements. When the Company prepares financial statements, whether or not in accordance with applicable accounting standards, it will distribute these to the Members, upon their written request therefor.

Section 10. Tax Matters.

(a) Capital Accounts. The Company shall establish and maintain a separate capital account for each Member in accordance with Section 1.704-1(b) and 1.704-2 of the Treasury Regulations.

(b) Allocations of Profits and Loss. Except as provided in the subsequent sentence, income, gains, losses and deductions of the Company shall be allocated among the Members, with respect to each Fiscal Year in a manner and amount that as closely as possible gives economic effect to the provisions of this Agreement as determined by the Board of Managers. Notwithstanding anything to the contrary in this Agreement, special allocations shall be made in accordance with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations so as to provide for (1) a “qualified income offset,” (2) a “minimum gain charge back,” (3) the allocation of deductions and losses attributable to “partner nonrecourse debt” to the Member who bears the “economic risk of loss” for such debt, (4) a “partner nonrecourse debt minimum gain charge back,” and (5) to comply with any other provisions of the Treasury Regulations in a manner reasonably determined by the Board of Managers. If a Member transfers its membership interests during a Fiscal Year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such transferor Member and its transferee for such taxable year shall be made between such Member and its transferee in accordance with Code Section 706 using any reasonable convention selected by the Board of Managers.

(c) Tax and Accounting Elections. Except as otherwise provided in this Agreement, the Board of Managers may, in its sole discretion, cause the Company to make or revoke any tax or accounting election that the Board of Managers deems appropriate, provided, that the Board of Managers shall make no elections inconsistent with the Company being treated as a partnership for U.S. federal and applicable U.S. state and local income tax purposes. Each Member shall cooperate with the Board of Managers and provide such information or take such actions to the extent reasonably requested by the Board of Managers in connection with any such elections made by and related actions of the Board of Managers.

(d) Tax Returns. The Board of Managers shall cause the Company to arrange for the preparation and timely filing of all income and other tax returns of the Company. Within sixty (60) days after the end of each Fiscal Year, or as soon as reasonably practicable thereafter, the Company shall use its commercially reasonable efforts to provide each Person who was a Member during such Fiscal Year with information sufficient to permit such Person to file his, her or its tax returns for such taxable year.

(e) Tax Controversies. The Board of Managers shall select a Person to be the Partnership Representative. The Partnership Representative is authorized to represent the Company at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of such proceedings. To the extent any income tax underpayments, interest and/or penalties are assessed and collected at the Company level pursuant to Sections 6221 and 6225 of the Code, and to the extent such amounts are determined to be material in the reasonable discretion of the Board of Managers, the economic burden of such amounts shall be apportioned by the Board of Managers amongst the Members and former Members (to the extent they were Members during any portion of the reviewed year (as defined in Section 6225(d)(1) of the Code)) consistent with the economic terms of this Agreement, including by treating the amount apportioned to a Member as a deemed distribution to such Member for all purposes, or by requiring a Member to indemnify the Company for the amount apportioned to such Member. To the extent that a portion of the amounts assessed and collected pursuant to Sections 6221 and 6225 of the Code, relates to a former Member, the Board of Managers may require such former Member to indemnify the Company for such former Member’s allocable portion of such tax liabilities. Each Member acknowledges that, notwithstanding the transfer, redemption or termination of all or any portion of its interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer, redemption or termination.

(f) Partnership Tax Treatment. Notwithstanding anything to the contrary in this Agreement, no Manager shall have the authority to cause the Company to be taxed as a corporation, rather than a partnership, in accordance with the “check-the-box” rules under Treasury Regulations Section 301.7701-3.

(g) Partnership Representative Election. The Partnership Representative may, in its sole discretion, make an election pursuant to Code Section 754 and, upon the written request of the Members that collectively hold a Majority in Interest, the Manager shall, if then permitted by applicable law, make such election.

(h) Withholding or Other Payments. If the Board of Managers determines that the Code or other applicable tax law requires the Company to withhold and/or pay any tax with respect to a Member’s distributive share of Company income, gain, loss, deduction or credit, or liquidating distributions, the Board of Managers shall cause the Company to withhold and/or pay the tax. If at any time the amount required to be withheld and/or paid exceeds the amount that would otherwise be distributed to the Member to whom the withholding or payment requirement applies, that Member shall, as a condition to receiving any further distribution, make an additional capital contribution equal to the excess of the amount required to be withheld and/or paid (and interest and penalties, if applicable) over the amount, if any, that would otherwise be distributed to that Member and which is available to be withheld. Any amount withheld and/or paid with respect to a Member shall be deducted from the amount that would otherwise be distributed to that Member but shall be treated as though it had been distributed to that Member for all purposes of this Agreement. Each Member shall indemnify, defend, hold harmless and reimburse the Company and the Board of Managers for any failure or alleged failure on the part of the Company or the Board of Managers to withhold from the distributive share of Company income, gain, loss, deduction or credit, or liquidating distributions of any Member (or its assignees), or to otherwise pay, any amounts with respect to which income tax withholding and/or payment was required or alleged to have been required with respect to such Member.

(i) Tax Limit. Notwithstanding anything contained herein to the contrary, no Member may Transfer its Membership Interests if such Transfer would cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Section 11. Exculpation and Indemnification.

(a) Exculpation. None of the Manager nor any duly appointed Officer shall be liable to the Company or the Members for any action taken or omitted to be taken in connection with the business or affairs of the Company, so long as it acted in good faith and is not determined to have performed its duties with gross negligence or willful misconduct with respect thereto, as determined by a final non-appealable court of competent jurisdiction. It shall be conclusively presumed and established that the Manager and each duly appointed Officer acted with the requisite standard of care if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants.

(b) Indemnity. To the fullest extent permitted by law, the Company agrees to indemnify, defend and hold harmless the Manager and its managers, members, shareholders, partners, officers, employees, agents and affiliates (each an “Indemnified Party”) from and against any and all claims, actions, demands, losses, damages, penalties, interest, costs, fines, settlements, expenses (including attorney’s fees) and other amounts, suffered or incurred in defense of, or otherwise arising from, any demands, actions, claims, proceedings or lawsuits, whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved as a party or otherwise, as a result of or relating to such Indemnified Party’s capacity as a Manager or Officer, or actions or omissions in such capacity, or concerning the Company in any activities undertaken on behalf of the Company, provided, that the acts or omissions of such Indemnified Party otherwise entitled to indemnifications are not found by a court of competing jurisdiction upon entry of a final judgment to be the results of fraud, gross negligence or willful misconduct. Any indemnity under this Section 11 shall be provided out of and to the extent of Company assets only, and the Managing Member shall not have personal liability on account thereof.

(c) Non-Exclusive Indemnity. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 11 shall continue to afford protection to each Indemnified Party regardless of whether such Indemnified Party remains in the position or capacity pursuant to which such Indemnified Party became entitled to indemnification under this Section 11 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Indemnified Party.

Section 12. Miscellaneous Provisions.

(a) Entire Agreement. This Agreement, the Members Agreement, and the SPA constitute the entire agreement of the Members with respect to the subject matter hereof and supersede any prior agreement with respect to the subject matter hereof, written or oral. Each of the parties hereto agree that in the event of any conflict or inconsistency between the provisions of this Agreement, on the one hand, and the Members Agreement, on the other hand, the provisions of the Members Agreement shall control.

(b) Governing Law, Personal Jurisdiction and Venue. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this Agreement or the subject matter of this Agreement shall be governed solely by the laws of the State of Delaware, without regard to any conflict of laws doctrines. The parties irrevocably consent to being served with legal process issued from the state and federal courts located in the State of New York and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of New York. The parties irrevocably waive any objections to the personal jurisdiction of these courts. Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this Agreement or the subject matter of this Agreement. The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds.

(c) Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby.

(d) Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Nothing contained in this paragraph shall diminish the waiver described in paragraph (c).

(e) Expenses. Each of SK and the SPC shall bear their own respective expenses incurred in connection with the negotiation of this Agreement and the other Transaction Documents. With respect to Company Expenses, each Member shall contribute to the payment of Company Expenses according to its Proportionate Interest; provided, however, that, in case the Company incurs additional Company Expenses for which it does not have cash to pay them, the portion of such expenses to be borne by the Minority Member may be netted or set off against the proceeds from the sale of Bloom Shares on its behalf and any dividends payable to the Minority Member, if any. The procurement of funds for additional Company Expenses that cannot be paid by the Minority Member in the manner set forth in the foregoing sentence shall be determined by the Members. Otherwise, each Member shall bear its own expenses and out-of-pocket costs in connection with its membership in the Company and in connection with this Agreement and the Members Agreement, except as otherwise authorized and approved by the Board of Managers.

(f) Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members; provided that, in the event that the Members shall admit additional Members to the Company in accordance with the terms of this Agreement, the Members may (without the written agreement of the Members) amend Schedule A to reflect the capital contributions and Percentage Interests of the Members as of the date of such admission. For the avoidance of doubt, this Agreement shall in no event be amended solely by resolution of the Board of Managers without agreement between the Members except as to the amendment of Schedule A pursuant to Section 4(c).

(g) Notices. Article 10.6 of the Members Agreement (Notices) is hereby incorporated by reference as if stated herein directly.

(h) Successors; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Members and their legal representatives, successors and assigns. The parties to this Agreement intend that each of the Indemnified Persons be a third-party beneficiary.

(i) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(j) Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

(k) Counterparts and E-Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Each party to this Agreement may deliver its signature page consistent and in compliance with applicable U.S. federal and state law.

The undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

SK ecoplant Co., Ltd. as the Majority Member

By:	/s/ Kyung-il Park
	Name:	Kyung-il Park
	Title:	CEO

Econovation LLC

By:	SK ecoplant Co., Ltd. as the Managing Member

By:	/s/ Seongjun Bae
	Name:	Seongjun Bae
	Title:	Representative

[Signature page to Amended & Restated Limited Liability Company Agreement – Econovation, LLC]

The undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

Blooming Green Energy Limited as the Minority Member

By:	/s/ Jucheol Kim
	Name:	Jucheol Kim
	Title:	Director

[Signature page to Amended & Restated Limited Liability Company Agreement – Econovation, LLC]

Schedule A

The table below has been prepared as of the date of this Agreement.

Name & Address	Category of Member	Deemed capital contribution (USD)	Membership Interests	Percentage Interest	Corresponding Number of Bloom Shares
SK ecoplant Co., Ltd. 19 Yulgok-ro 2-Gil Jongno-gu Seoul, Korea 03149	Majority Member	$100	1,000 Class A Common Membership Interests	100%	n/a
Blooming Green Energy Limited 31, Gukjegeumyung-ro (Yeouido-dong, SK Securities Building), Yeongdeungpo-gu, Seoul, Korea 07332	n/a	n/a	n/a	n/a	n/a
Total		$100	1,000	100%	n/a

Schedule A Prime

This version of Schedule A has been prepared to illustrate the capital contributions, Membership Interests, Percentage Interests and corresponding number of applicable Bloom Shares, assuming the First Closing and/or Second Closing occurs such that the SPC purchases the maximum number of Class A Membership Interests from SK.

Name & Address	Category of Member	Deemed capital contribution (USD)	Membership Interests	Percentage Interest	Corresponding Number of Applicable Bloom Shares
SK ecoplant Co., Ltd. 19 Yulgok-ro 2-Gil Jongno-gu Seoul, Korea 03149	Majority Member	$159,098,162 (Issue price of approximately $23.122 per Membership Interest)	6,880,767 Class A Common Membership Interests	51%	6,880,767
Blooming Green Energy Limited 31, Gukjegeumyung-ro (Yeouido-dong, SK Securities Building), Yeongdeungpo-gu, Seoul, Korea 07332	Minority Member	$152,859,040 (Issue price of approximately $23.122 per Membership Interest)	6,610,934 Preferred Membership Interests	49%	6,610,934
Total		$311,957,202	13,491,701	100%	13,491,701

Annex 1

Investor Questionnaire

[attached]